Exhibit 10.2
                           SOFTWARE LICENSE AGREEMENT

         THIS SOFTWARE LICENSE AGREEMENT (this "Agreement"), dated August 30, 2000, is entered into by and among Grow Biz International, Inc., a Minnesota corporation ("Grow Biz") and Hollis Technologies, LLC, a Florida limited liability company ("Hollis").

                                                     RECITALS

         A. Grow Biz and Hollis are parties to that certain Asset Purchase Agreement dated August 30, 2000 (the "Purchase Agreement"), pursuant to which Hollis will acquire certain assets of Grow Biz's Computer Renaissance(R) franchising business (and CompRen, Inc. will purchase three corporate-owned Computer Renaissance(R) retail stores) (the "Business").

         B. Grow Biz uses and sublicenses to franchisees certain Data Recycling System point-of-sale and inventory management software, Versions 4, 5 and 6, including the current Version 6.30 and (subject to Section 3(j)) any upgrades, enhancements, revisions, or modifications to them released during the term of this Agreement, but excluding any internet interfaces and any third party licensed software required to use versions 6.0 and higher (the "Software") and related user manual (the "Operations Manual") (such Software and Operations Manual collectively referred to as the "System") in the conduct of the Business as well as in the conduct of Grow Biz's other franchising businesses.

         C. Grow Biz desires to grant Hollis a license to use, and to grant sublicenses to franchisees to use, the System in the conduct of the Business pursuant to the terms and provisions of this Agreement.

         D. Hollis desires to have Grow Biz continue to develop, service and maintain the System as set forth in Section 3 (the "Services") for the benefit of Hollis for consideration set out herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Grant of License.

         (a) Subject to the limitations set forth in this Agreement, Grow Biz grants to Hollis a world-wide, royalty-free right and license to (i) use the System in connection with the operation of the Computer Renaissance(R) franchising business (the "Franchise Business") and (ii) grant CompRen, Inc. and other franchisees the right and sublicense to use the System in connection with such sublicensee's operation of Computer Renaissance(R) retail stores engaged in

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buying and selling new and used computer equipment and accessories (the "Retail
Business").

         (b) Subject to the existing license rights granted by Grow Biz to franchisees in the Retail Business (the rights and obligations of Grow Biz under which are being assigned to and assumed by Hollis), the license granted pursuant to this Section 1 (the "License") shall be exclusive in the field of franchising or operating new and used computer equipment stores (the "Licensed Services") (i.e. Grow Biz shall not use, and shall not grant any third party the right to use, the System in connection with the Licensed Services).

         2.       Limitations on Use.

         (a) Copies. No portion of the System may be copied, reproduced, transmitted, transcribed, stored in a retrieval system, or translated into any other language, except that (i) Hollis may make copies of the System for distribution to sublicensees engaged in the Retail Business, and (ii) Hollis and each of such sublicensees may maintain one extra copy of the System for the sole purpose of back-up in the event of computer failure. Hollis shall reproduce and include Grow Biz's and any other third party's copyright, trade secret, trademark, service and/or tradename notices on all copies of any form of the System or part thereof. Any and all copyrights, trademarks (unless separately licensed), service marks (unless separately licensed) and tradenames (unless separately licensed) which Grow Biz uses in connection with the System shall remain the exclusive property of Grow Biz or other third party, as the case may be. Hollis shall not decompile, reverse engineer, disassemble, or otherwise reduce the Program to human-perceivable form unless Grow Biz breaches this Agreement and does not cure such breach with any applicable cure period.

         (b) No Modification of System. Hollis and its sublicensees are not permitted to modify, enhance or alter, or attempt to modify, enhance or alter, the System without Grow Biz's express written consent. All such modifications, enhancements or alterations (whether or not so authorized) shall belong to Grow Biz, and Hollis and its sublicensees shall provide a copy thereof to Grow Biz in source code format with supporting source documentation and such other assignments and other documents as may be necessary to document Grow Biz's ownership thereof. The right of Hollis and its sublicensees to use such items shall remain subject to all the terms and conditions of this Agreement. Hollis and its sublicensees shall indemnify and hold Grow Biz harmless from any and all loss, damage, liability, cost or expense, including, without limitation, reasonable attorneys' fees and expenses, which Grow Biz may suffer or incur as a result of any third party claim alleging patent, copyright or trade secret infringement as a result of Hollis' or its sublicensees' modifications, enhancements or alterations to the System. Grow Biz shall indemnify and hold Hollis harmless from any and all loss, damage, liability, cost or expense, including, without limitation, reasonable attorneys' fees and expenses, which Hollis may suffer or incur as a result of any third party claim alleging patent, copyright or trade secret infringement as a result of Grow Biz's modifications, enhancements or alterations to the System.


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         (c) Compliance with Laws. Hollis shall comply with all applicable laws and regulations with respect to its sublicensing of the System. Grow Biz shall comply with all applicable laws and regulations with respect to its licensing of the System.

         3.       Support and Duties.

         (a) Timely Performance. Grow Biz will use its commercially reasonable efforts to perform the Services with promptness and diligence, and Grow Biz agrees and acknowledges that time is of the essence with respect to the satisfactory completion of the Services and delivery of the System.

         (b) Modifications to System by Grow Biz. Hollis, in consultation with Grow Biz, may request modifications to the System specifications, but Hollis may not make more than one such request during any six month period. If Grow Biz determines, in its reasonable discretion, that such modifications would be beneficial for Grow Biz's other franchisees using the System and do not require Grow Biz's expenditure of significant additional time and effort (not exceeding $2,500.00 in costs or expenses), then Grow Biz will use commercially reasonable efforts to perform the requested modifications and incorporate them into the System at no additional charge and with no change to the fee described hereinafter charged Hollis. If, however, such modifications require Grow Biz's expenditure of greater than $2,500.00, Grow Biz will advise Hollis in writing of the cost in excess of $2,500.00 and if Hollis wishes to continue to request the modification, it must pay the excess cost to Grow Biz. Grow Biz shall own all rights to such modifications, subject to the License. Hollis acknowledges that Grow Biz has a legitimate business interest in not creating or maintaining a different version of the System than that which is used by Grow Biz in its other franchise systems, and that Grow Biz is not required to modify the System if such modifications would not be necessary or desirable for use in Grow Biz's other franchise systems.

         (c) Minor Modifications. Grow Biz may make minor modifications to the System if such minor modifications do not materially limit or diminish the functional operation or productive use of the System.

         (d) Project Team. Grow Biz intends to have its [MIS director] Reiner Gellrich, and such other employees and/or consultants as Grow Biz deems necessary, perform the Services (the "Project Team"). Grow Biz will identify the members of the Project Team in writing upon Hollis' request. If, because of incapacitation or resignation, any member of the Project Team becomes unavailable for the performance of the Services, Grow Biz will use commercially reasonable efforts to replace such individual with a person or persons of equal or better technical and professional qualifications; however Hollis acknowledges that Reiner Gellrich has special knowledge of the System that is irreplaceable.

         (e) Training. Grow Biz shall provide Hollis reasonable and adequate training with regard to the operation and maintenance of the System. Such training shall be at Grow Biz's headquarters or at such other locations as the

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Parties may agree upon in writing. The cost and charges for all such training are incorporated into the fee described herein. Grow Biz will not charge Hollis any additional expenses or charges for this training. Hollis will have the right to record, in audio and video formats, such training for its own internal use and support, and to reproduce for Hollis' internal use and support any training materials provided by Grow Biz. Hollis shall have the right to utilize specifically the services of Reiner Gellrich or his replacement for up to [four
(4)] hours per month at no additional charge.

         (f) Disablement of System. Except during and in conjunction with maintenance or any other authorized servicing or support, in no event shall Grow Biz, its agents or employees, or anyone acting on its behalf, intentionally disable (or intentionally permit or cause any embedded mechanism to disable) the System.

         (g) General. As part of the Services, Grow Biz will provide unlimited telephone support (via a toll-free telephone number), error correction and upgrades to the System on the same basis as Grow Biz provides such services to franchisees (or if no franchisees of Grow Biz exist, then as Grow Biz formerly provided to its franchisees) licensed to use the System in Grow Biz's other franchise systems. Hollis acknowledges that Grow Biz provides only limited support and error correction with respect to old versions of the System, and that users of older versions of the System may be required to upgrade to a newer version in lieu of Grow Biz making modifications or corrections to such old versions.

         (h) Renewal. Upon expiration of the initial five (5) year term ("Initial Term"), Grow Biz shall, at Hollis option, maintain and support the System for additional one-year terms. Grow Biz grants to Hollis the right to renew the Services for five (5) additional one-year periods. The fee for the year of Services following the Initial Term is to be mutually agreed by the parties and shall not exceed 125% of the monthly fee during the Initial Term. For each additional one (1) year term, the fee shall not exceed 105% of the preceding year's fee.

         (i) Maintenance Standards. Grow Biz shall perform the Services in a good, workmanlike and professional manner using qualified people fully familiar with the System and at a level of quality substantially the same as Grow Biz performs such functions in the operation of Grow Biz's other franchise systems.

         (j) Cooperation with Hollis. In the event that Hollis reports a material System error or malfunction that Grow Biz is not able to resolve to Hollis' reasonable satisfaction within twenty (20) calendar days after Hollis supplies to Grow Biz all requested information regarding such error or malfunction, then, upon Hollis' written request, the following provisions shall apply:

                  (i) Grow Biz shall immediately (and the cure period referenced in Section 5(a) shall be inapplicable) grant Hollis and its authorized agents and contractors access to the source code for the System at Grow Biz's site (or, at Hollis option, remotely from Hollis site) so that Hollis may attempt to resolve the problem using its own employees,

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         agents or contractors. Grow Biz shall provide all technical resources necessary for Hollis designated employees, agents or contractors to revise, compile and test the source code, including, without limitation, the following: (A) a developer workstation fully integrated with the Grow Biz software development environment used by Grow Biz's own software developers to revise, compile and test the source code;
         (B) all compilers, library routines, frameworks and other software, tools or materials necessary, or used by Grow Biz, to compile the source code; (C) all programming, technical and systems documentation related to the System; (D) all passwords and other security permissions necessary to access the source code and the other resources described in clauses (A), (B) and (C) above; and (E) assistance and cooperation to the extent reasonably required to permit a competent programmer to revise, compile and test the source code.

                  (ii) Hollis agrees to treat the source code and any other software or materials disclosed to Hollis under Section (i) above as confidential information of Grow Biz. Hollis (A) shall use such confidential information only in connection with Hollis efforts to correct problems, and (B) shall not disclose such confidential information except to Hollis employees, agents, and contractors who have first agreed to be bound by the terms and conditions of this Section and who have a need to know such confidential information in connection with Hollis efforts to correct Problems pursuant to under Section (i) above and then only to the extent they have a such a need to know. This Section ii does not apply to any information that (A) Hollis can demonstrate that it possessed prior to its disclosure without obligation of confidentiality, (B) Hollis develops independently without use of any confidential information, (C) Hollis rightfully receives from a third party without any obligation of confidentiality to such third party, (D) is or becomes publicly available without breach of this Section ii, or (E) must be disclosed as required under applicable law or regulation; provided however, that Hollis must give Grow Biz reasonable notice prior to such disclosure and shall reasonably cooperate with any efforts requested by Grow Biz to limit the nature or scope of the disclosure.

If Hollis requests and is given access to the System source code pursuant to clause (i) above, then Grow Biz shall thereafter have the right, exercisable upon 180 days written notice, to terminate its obligations under Section 3 of this Agreement. If Grow Biz terminates the Services portion of this Agreement:
(i) Hollis shall no longer be obligated to pay the fee described in Section 9;
(ii) the License shall continue but shall not include any upgrades, enhancements, revisions or modifications released thereafter, (iii) Hollis shall thereafter be entitled to make its own upgrades, enhancements, revisions or modifications to the System, which shall be owned by Hollis.

         (k) System Updates. Grow Biz shall provide to Hollis such updates to the System as Grow Biz provides to Grow Biz's franchise systems, and each update shall incorporate all applicable product integrations for problems previously resolved. All updates provided to Hollis by Grow Biz shall be considered as part of the System.

         (l) Confidentiality. Hollis acknowledges that the System and other information provided by Grow Biz to Hollis regarding the System contain valuable

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copyrights, trade secrets and confidential information (the "Proprietary
Information"). Hollis and its sublicensees or their respective employees, agents and representatives are not permitted to copy, disclose to unauthorized parties or use any Proprietary Information for any purpose other than as expressly provided in this Agreement, and each of them shall protect the Proprietary Information with at least the same care as they use to protect their own proprietary information, but no less than a reasonable degree of care. Hollis and its sublicensees shall be liable for any such disclosure by any of their respective employees, agents or representatives. Upon expiration or termination of the License, Hollis and its sublicensees will promptly deliver to Grow Biz all copies of documents containing Proprietary Information disclosed to Hollis, whether or not such documents were prepared by Grow Biz.

         4.       Limited Warranty and Disclaimer.

         (a) Limited Warranty. Grow Biz warrants to Hollis that the software discs containing the Program will be operational when delivered to Hollis. Grow Biz does not warrant that the System will be error free. Grow Biz's sole obligation in the event of a breach of this warranty shall be to replace the defective software discs.

         (b) No Warranty on Hardware or Program Specifications. Hollis and its sublicensees are solely responsible for the selection of any hardware and other software they use with the System, and acknowledge that Grow Biz is not the producer, manufacturer or designer of the such hardware or other software and that Grow Biz assumes no responsibility for the same. Specifically, Hollis acknowledges that use of versions 6.0 and higher of the System, including the internet interface capabilities thereof, will require Hollis and/or its sublicensees to obtain licenses to various third party's software programs. Hollis and its sublicensees acknowledge that Grow Biz has not made any representation or warranty with respect to the System or regarding its compatibility with any specific hardware or other software program, and that, except as expressly set forth in the Purchase Agreement, the System is being provided "as is."

         (c) Disclaimer. Except for the limited warranty set forth in Section 4(a) above and except as expressly set forth in the Purchase Agreement or otherwise herein, Grow Biz disclaims all representations and warranties, express or implied, with respect to the System and with respect to any hardware or other software used with the System, including, without limitation, implied warranties as to merchantability, fitness for a particular purpose, noninfringement, warranties arising from course of dealing or usage of trade or any other matter.

         5. Term and Termination. Unless otherwise terminated as provided herein, this Agreement shall be for a term of five (5) years, with five (5) automatic successive renewals of one (1) year each; provided that, this Agreement (or, pursuant to (d) below, the Services portion hereof) may be terminated prior to its expiration upon the occurrence of any of the following conditions:

         (a) Termination Due to Breach. If one party fails to perform any term or provision of this Agreement, then the other party may, at its sole option, terminate this Agreement by delivery of written notice to the breaching party describing such breach without limiting its other rights; provided, however, if such breach is curable, such notice shall not be effective to terminate this Agreement if the breaching party cures the breach within thirty (30) days after delivery of such notice.

         (b) Termination by Hollis. Hollis shall have the right to terminate this Agreement, with or without cause, by delivery of thirty (30) days prior written notice to Grow Biz and return of all copies of the System to Grow Biz.

         (c) Abandonment of System. This Agreement shall terminate automatically upon Hollis' abandonment of the System. Abandonment shall occur by (i) Hollis' written affirmation of express specific intention to permanently cease all use of the System, or (ii) if Hollis and its sublicensees shall cease use of all the System in connection with the Licensed Services for any continuous period of 12 months without sufficient legal justification or excuse.

         (d) Termination of Services portion of Agreement. Grow Biz's obligations to perform the Services may be terminated pursuant to Section 3(j).

         6.       Effect of Termination.

         (a) Cease Use of System. Upon the termination of the Agreement (but not upon termination of only the Services portion hereof pursuant to Section 3(j) above), all rights granted to Hollis hereunder, and all sublicensees hereunder granted by Hollis, shall cease, and Hollis and its sublicensees will refrain from further use of the System.

         (b) Return of Programs and Proprietary Information. Upon the termination of the Agreement (but not upon termination of only the Services portion hereof pursuant to Section 3(j) above), Hollis shall return to Grow Biz within ten (10) days after the effective date of expiration or termination of this Agreement all copies of the System and Proprietary Information.

         (c) Survival. All terms and provisions hereof intended to be observed and performed by the parties after the expiration or termination of the Agreement or termination of only the Services portion hereof shall survive such expiration or termination and continue thereafter in full force and effect.

         7. Indemnification. Hollis hereby agrees to indemnify Grow Biz and its directors, officers, agents and employees and to hold each of them harmless in all respects including attorneys' fees from and against any and all claims, demands, suits or causes of action or whatever kind or nature and resulting settlements, awards or judgments resulting from any breach by Hollis of this Agreement. This indemnity shall survive the termination of this Agreement. Grow Biz hereby agrees to indemnify Hollis and its directors, officers, agents and employees and to hold each of them harmless in all respects including attorneys' fees from and against any and all claims, demands, suits or causes of action or

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whatever kind or nature and resulting settlements, awards or judgments resulting from any breach by Grow Biz of this Agreement. This indemnity shall survive the termination of this Agreement.

         8.       General Provisions.

         (a) Limitation of Remedies. Grow Biz shall have no liability to any person for indirect, incidental, consequential or special damages of any description, whether arising out of warranty or contract, negligence or other tort, or otherwise, including, without limitation, any damages resulting from lost profits or lost business opportunity. Hollis shall have no liability to any person for indirect, incidental, consequential or special damages of any description, whether arising out of warranty or contract, negligence or other tort, or otherwise, including, without limitation, any damages resulting from lost profits or lost business opportunity.

         (b) Equitable Relief. Hollis expressly recognizes that the System possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which Grow Biz would sustain by Hollis' breach of this Agreement. Hollis expressly recognizes and agrees that irreparable injury would be caused to Grow Biz by any breach of this Agreement by Hollis or its sublicensees and agrees that preliminary and permanent injunctive and other equitable relief (including but not limited to attorneys' fees) would be appropriate in the event of a breach of this Agreement by Hollis, provided that such remedy shall not be exclusive of legal remedies otherwise available. Grow Biz expressly recognizes that the System possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which Hollis would sustain by Grow Biz's breach of this Agreement. Grow Biz expressly recognizes and agrees that irreparable injury would be caused to Hollis by any breach of this Agreement by Grow Biz or its sublicensees and agrees that preliminary and permanent injunctive and other equitable relief (including but not limited to attorneys' fees) would be appropriate in the event of a breach of this Agreement by Grow Biz, provided that such remedy shall not be exclusive of legal remedies otherwise available.

         (c) Further Assurances. Each party agrees to execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds and documents that may be required to preserve, protect and evidence the parties rights hereunder or to otherwise carry out the purposes of this Agreement.

         (d) Complete Agreement. The Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

         (e) Sublicenses. Hollis may grant sublicenses to the System as provided in Section 1, provided however that: (i) such sublicenses shall automatically

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terminate upon termination of the License; (ii) Hollis expressly guarantees that the performance of such sublicensee shall in all respects comply with all the terms and conditions of this Agreement; (iii) Hollis hereby indemnifies and holds Grow Biz harmless from and against all liability and expense, including attorneys' fees, sustained by Grow Biz as a result of such sublicensee failing to comply with the terms and conditions of this Agreement; and (iv) any breach by such sublicensee shall be deemed equally a breach by Hollis of this Agreement.

         (f) Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         (g) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         (h) No Joint Venture. Nothing herein contained shall be construed to place Grow Biz and Hollis in the relationship of partners or joint venturers and neither shall have any power to obligate or bind the other in any manner whatsoever.

         (i) Assignment. Grow Biz's rights and obligations under this Agreement, including its rights in the Licensed Marks, shall be freely assignable and such rights and obligations shall inure to the benefit of and be binding upon its successors and assigns. Hollis' rights and obligations hereunder may not, without the prior written consent of Grow Biz, be transferred or assigned to anyone other than a purchaser or transferee of substantially all of the capital stock of Hollis or of substantially all of the assets of the Business, in which event no consent from Grow Biz is necessary.

         (j) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, or by telecopier (with confirmation of transmission), or three business days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         Notices to Grow Biz:                 with a copy to:

         Grow Biz International, Inc.         Grow Biz International, Inc.
         c/o John Morgan                      c/o Mark Hooley, Esq.
         4200 Dahlberg Drive                  4200 Dahlberg Drive
         Minneapolis, Minnesota 55422         Minneapolis, Minnesota 55422
         Facsimile: (612) 520-8410            Facsimile: (612) 520-8410


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         Notices to Hollis:                   with a copy to:

         Hollis Technologies, LLC             Clark & Campbell, P.A.
         Attn: Jack M. Hollis                 Attn: Ronald L. Clark, Esq.
         3612 Ventura Drive East              Post Office Box 6559
         Lakeland, FL  33811                  Lakeland, Florida 33807-6559
         Facsimile: (863) 709-0790            Facsimile: (863) 647-5012

         (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         (l) Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Florida, without giving effect to the principles of conflict of laws thereof. Solely for purposes of this Agreement, each party hereby consents to the personal jurisdiction and venue of any United States District Court for the Middle District of Florida located in Tampa.

         (m) Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be or construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         (n) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         (o) Buyer, Seller and Fort Knox Escrow Services, Inc. will enter into a Source Code Escrow Agreement within ten (10) days of the execution of this Agreement, the form of which has been agreed to by the parties.

         9. Consideration. Hollis agrees to pay to Grow Biz $3,000.00 per month for the Services beginning on September 10, 2001 and continuing on the tenth
(10th) day of each month thereafter during the Initial Term. Thereafter, payments shall continue to be due on the tenth (10th) day of each month with the amount of the monthly payment being determined in accordance with Section 3(h), hereof.

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         IN WITNESS WHEREOF, the parties hereto have caused this Software
License Agreement to be signed the day and year first above written.


                       Grow Biz International, Inc.


                       By:      /s/ John L. Morgan
                            John L. Morgan, Chairman and Chief Executive Officer


                       Hollis Technologies, LLC

                       By: Hollis Computer Concepts, Inc., a Florida corporation
                       Its: Managing Member


                           By:  /s/ Jack M. Hollis
                               Jack M. Hollis, President